Exhibit 10.102

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LANNETT COMPANY, INC.

LANNETT COMPANY, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

1.                  The name of this corporation is Lannett Company, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was December 3, 1991 (the “Certificate of Incorporation”).

2.                  The date on which the first amendment to the Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was February 18, 1993.

3.                  That, on January 25, 2023, the Board of Directors of the corporation, pursuant to the authority vested in it by Section 141 of the Delaware General Corporation Law (the “DGCL”), adopted as a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Certificate of Incorporation, as amended, of said corporation:

RESOLVED, that this corporation’s Certificate of Incorporation, as amended, is hereby amended by revising Paragraph 4 to read as follows:

4.        The corporation is authorized to issue capital stock to the extent of:

25,000,000 Shares of Common Stock, $.001 Par Value

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the corporation, each 4 shares of Common Stock, $.001 Par Value (the “Old Common Stock”), either issued and outstanding or held by the corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $.001 Par Value (the “New Common Stock”). The corporation shall, through its transfer agent, provide a book-entry statement reflecting the number of shares of New Common Stock to which the holder is entitled following a reverse stock split to holders of Old Common Stock. From and after the Effective Time, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares remaining after the Reverse Stock Split and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of that sale. From and after the Effective Time, the term “New Common Stock” as used in this Paragraph 4 shall mean Common Stock as provided in the Certificate of Incorporation, as amended.

4.                  That, on January 25, 2023, the stockholders having a majority of the outstanding stock entitled to vote thereon voted in favor of the foregoing Amendment in accordance with the provisions of Section 211 of the DGCL.

5.                  That the foregoing Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

6.                  The effective date of the foregoing Amendment is February 6, 2023 at 5:00 P.M.

IN WITNESS WHEREOF, said Lannett Company, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 3rd day of February, 2023.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew
Timothy Crew
Chief Executive Officer